Exhibit 99.1

HubSpot Increasing Expectations

Q3 2017 Financial Performance

CAMBRIDGE, MA (September 26, 2017) — HubSpot, Inc. (NYSE: HUBS), a leading inbound marketing and sales software company, today announced it has raised its expectations for its Q3 2017 financial performance.

Business Outlook

Based on preliminary information and estimates of the management of HubSpot, Inc. (the “Company”) for the three months ending September 30, 2017, and subject to the completion of the 2017 third quarter and its financial closing procedures, the Company has raised its expectations for its Q3 2017 financial performance as indicated below.

Third Quarter 2017:

•	Total revenue is expected to be in the range of $95.9 million to $96.9 million, an expected improvement when compared to our previously-announced range of $92.8 million to $93.8 million.

•	Non-GAAP operating loss is expected to be between a loss of ($2.2) million to ($1.2) million, an expected improvement when compared to our previously-announced range of a loss of ($4.5) million to ($3.5) million. This excludes stock-based compensation expense of approximately $10.9 million.

•	Non-GAAP net loss per common share is expected to be between a loss of ($0.04) to ($0.02) an expected improvement when compared to our previously-announced range of ($0.10) to ($0.08). This excludes stock-based compensation expense of approximately $10.9 million, non-cash interest expense for the amortization of debt discount and debt issuance costs of approximately $4.8 million, and the deferred income tax benefit from convertible notes of approximately $3.4 million. This assumes approximately 37.1 million weighted average basic and diluted shares outstanding.

The above information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, the above information is not necessarily indicative of the results to be achieved for Q3 2017 or any other future period and is subject to risks and uncertainties, many of which are not within the Company’s control. The Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as its management believes is warranted.

Webcast Information

The Company’s increased expectations for Q3 2017 are being shared during the Company’s annual INBOUND event. A live webcast and replay of the investor events are available in the “Investor” section of HubSpot’s web site.

About HubSpot

HubSpot is a leading inbound marketing and sales platform. Over 34,000 total customers in over 90 countries use HubSpot’s award-winning software, services, and support to create an inbound experience that will attract, engage, and delight customers. Learn more at www.hubspot.com.

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Cautionary Language Concerning Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning our financial expectations for the quarter ending September 30, 2017, our position to execute on our growth strategy in the mid-market, and our ability to expand our leadership position and market opportunity for our inbound platform. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our history of losses, our ability to retain existing customers and add new customers, the continued growth of the market for an inbound platform; our ability to differentiate our platform from competing products and technologies; our ability to manage our growth effectively to maintain our high level of service; our ability to maintain and expand relationships with our marketing agency partners; our ability to successfully recruit and retain highly-qualified personnel; the price volatility of our common stock, and other risks set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed on August 2, 2017 and our other SEC filings. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In this release, HubSpot’s non-GAAP operating loss and net loss per share are not presented in accordance with GAAP and are not intended to be used in lieu of GAAP presentations of results of operations.

Management presents these non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the company’s performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company’s financial and operational performance. However, these non-GAAP financial measures have limitations as an analytical tool and are not intended to be an alternative to financial measures prepared in accordance with GAAP. We intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the above in this press release.

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Non-GAAP operating loss excludes stock-based compensation. Non-GAAP net loss per share excludes stock-based compensation, amortization of acquired intangible assets, non-cash interest expense for the amortization of debt discount and debt issuance costs, and the deferred income tax benefit from convertible notes. We believe investors may want to exclude the effects of these items in order to compare our financial performance with that of other companies and between time periods:

(a)	Stock-based compensation is a non-cash expense accounted for in accordance with FASB ASC Topic 718. We believe that the exclusion of stock-based compensation expense allows for financial results that are more indicative of our operational performance and provide for a useful comparison of our operating results to prior periods and to our peer companies because stock-based compensation expense varies from period to period and company to company due to such things as differing valuation methodologies and changes in stock price.

(b)	Expense for the amortization of acquired intangible assets is a non-cash item, and we believe that the exclusion of this amortization expense provides for a useful comparison of our operating results to prior periods and to our peer companies.

(c)	In May 2017, the Company issued $400 million of convertible notes due in 2022 with a coupon interest rate of 0.25%. The imputed interest rate of the convertible senior notes was approximately 6.95%. This is a result of the debt discount recorded for the conversion feature that is required to be separately accounted for as equity, and debt issuance costs, which reduce the carrying value of the convertible debt instrument. The debt discount is amortized as interest expense together with the issuance costs of the debt. The expense for the amortization of debt discount and debt issuance costs is a non-cash item, and we believe the exclusion of this interest expense provides for a useful comparison of our operating results to prior periods and to our peer companies.

(d)	The deferred income tax benefit from the convertible notes issued in May 2017 is a non-cash item created by the difference in the carrying amount and tax basis of the convertible notes. This taxable temporary difference resulted in the Company recognizing a $9.4 million deferred tax liability which was recorded as an adjustment to additional paid-in capital on the consolidated balance sheet. The creation of the deferred tax liability is recognized as a component of equity and represents a source of future taxable income which supports the realization of a portion of the income tax benefit associated with the current year loss from operations. The deferred income tax benefit from the convertible notes is a non-cash item that is unique to the issuance of the Company’s convertible notes, and we believe the exclusion of this deferred tax benefit provides for a useful comparison of our operating results to prior periods and to our peer companies.

Investor Relations Contact:

Charles MacGlashing,

investors@hubspot.com

Media Contact:

Ellie Botelho

ebotelho@hubspot.com

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